Exhibit 4.18

May 15, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by P.V Nano Cell Ltd. in Item 16F of the Form 20-F of P.V Nano Cell Ltd. dated May 15, 2023, which we understand will be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in Item 16F of such Form 20-F.

Kind regards,

/s/ Halperin Ilanit
Certified Public Accountants